______________________________________________________________________________
______________________________________________________________________________




                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549


                             ________________



                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                        Date of Report May 15, 1995


                                                                    I.R.S.
Commission                                                         Employer
   File                                          State of       Identification
  Number              Registrant               Incorporation        Number


001-11227     Washington Energy Company           Washington       91-1005304
001-11271     Washington Natural Gas Company      Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


______________________________________________________________________________
______________________________________________________________________________




Item 5. Other Events

On May 11, 1995, Washington Energy Company made the following press release:

RATE-CASE AGREEMENT APPROVED BY REGULATORY COMMISSION

   SEATTLE -- Washington Natural Gas, the principal subsidiary of Washington Energy Company (NYSE:WEG), today received approval from the Washington Utilities and Transportation Commission to implement the previously announced settlement of its general rate case. No changes were made to the settlement agreement, which provides for $17.7 million in additional revenue, on an annual basis, to cover increased utility non-gas costs.

   Gas customer rates will not increase, however, because in a related action, the Commission approved two "purchased gas adjustment" filings to pass significantly reduced gas costs through to customers. These filings, which total $46.5 million, do not affect utility profits, yet they more than offset the impact of the general rate-case agreement on customer rates.

   In a separate decision, the Commission also approved a special contract between the utility and The Boeing Company, assuring Boeing's use of the utility's sales or transportation service in all 14 of Boeing's major western Washington locations for the next 20 years.

   "This series of decisions adds up to a major step forward for our company," said Chairman William P. Vititoe.

   "First, the approval of the general rate case settlement improves our profitability," he said. "The agreement raises our return on equity to a range of 11 to 11.25 percent, with the opportunity to earn above that range if we can do so by controlling our cost of service. We now expect to earn in excess of our dividend in the September 1996 fiscal year, assuming normal weather.

     "Second, the Commission now has implemented the cost-based rate design they approved in April, which means our rates now are significantly more economic. In general, the new rate design shifts some costs from larger-volume and transportation rates over to residential rates. Now, the customer groups who cause the costs tend to be the ones who pay them.

     "As a result, our growth in the residential sector should be more economic. In addition, the economic benefit to us will be the same whether a customer buys gas under our traditional sales rates or buys gas elsewhere and uses only our transportation service to move that gas through our system.

     "Third," Vititoe continued, "the purchased gas adjustments, even in combination with the general rate increase and rate redesign, actually improve the competitive position of natural gas overall by reducing rates for nearly all our customers.

     "Finally," Vititoe said, "the decision to approve our special contract with The Boeing Company virtually eliminates the threat of bypass, by which Boeing could have left our system and hooked up directly to an interstate gas pipeline. Bypass now is a feasible alternative for very few of our custom ers."

     As part of the negotiated settlement, Washington Natural Gas also agreed not to file for further general rate relief before May 1997, except in certain limited circumstances.

     The rate-case agreement was a collaborative effort among the Commission staff, the Office of Public Counsel Section of the Attorney General's Office, representatives of industrial gas customers and the utility.

     "We are greatly pleased by the Commission's approval of this compromise," Vititoe said. "We receive immediate rate relief, which is crucial, and have established a firm regulatory foundation on which to build service to custom ers and increase value for shareowners. It is clear the Commission recognized the financial condition of the Company and moved swiftly to help us correct it."

  For residential customers, the net effect of the Commission actions is a decrease of 2.6 percent (or $1.13 monthly) on the typical bill. Firm commer cial and industrial customers will see an average decrease of about 10 percent, while interruptible sales and transportation customers will average a 15 percent rate decrease.

  The only rates that rise as a result of these actions are those for standby service, gas lighting, compressed natural gas, and applications with excep tionally low usage.

  The company had filed on March 3, 1995, for $35.4 million in general rate relief, seeking $17.8 million of that total as interim relief requested for May 1995.

  Washington Natural Gas in recent years has been one of the fastest growing gas utilities in the nation, adding customers at a compound annual rate of 6.5 percent since 1990. Currently, the utility serves more than 465,000 customers in the central Puget Sound area of western Washington.







Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /s/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /s/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


May 15, 1995